(p)(6)

December 31, 2020

CODE OF ETHICS

PanAgora Asset Management, Inc.

301316407 v512/17/2020

CODE OF ETHICS

It is the personal responsibility of every PanAgora Employee to avoid any conduct that could create a conflict, or even the appearance of a conflict, with our fund shareholders and other clients, or to do anything that could damage or erode the trust our fund shareholders and other clients place in PanAgora and its Employees.

TABLE OF CONTENTS

OVERVIEW .................................................................................................................................................	4
PREAMBLE .................................................................................................................................................	7
GUIDELINES AND DEFINITIONS ..........................................................................................................	9
SECTION I: PERSONAL SECURITIES RULES FOR ALL EMPLOYEES .......................................	16
A. Pre-clearance and the Restricted List ...................................................................................................	16
Rule 1: Pre-clearance Requirements and the PTA System ...............................................................	16
Rule 2: PTA System and Restricted List.............................................................................................	16
Rule 3: Bitcoin and Other Cryptocurrencies ..................................................................................	20
B. Prohibited Transactions .........................................................................................................................	21
Rule 1: Short-Selling Prohibition.......................................................................................................	21
Rule 2: IPO Prohibition......................................................................................................................	21
Rule 3: Private Placement Pre-Approval Requirements....................................................................	22
Rule 4: Trading with Material Non-Public Information ...................................................................	23
Rule 5: No Personal Trading with Client Portfolios..........................................................................	23
Rule 6: Special: Good Until Canceled Orders ...................................................................................	24
Rule 7: Excessive Trading ..................................................................................................................	24
C. Discouraged Transactions......................................................................................................................	25
Rule 1: Naked Options ........................................................................................................................	25
D. Exempted Transactions..........................................................................................................................	25
Rule 1: Involuntary Transactions ......................................................................................................	25
Rule 2: Special Exemptions ................................................................................................................	26

SECTION II: ADDITIONAL SPECIAL RULES FOR PERSONAL SECURITIES TRANSACTIONS OF ACCESS PERSONS AND CERTAIN INVESTMENT PROFESSIONALS ..27

301316407 v5	12/17/2020

Rule 1: Distribution of Code...............................................................................................................	38
Rule 2: New Employee Training Requirement ..................................................................................	38
Rule 3: Annual Training Requirement ..............................................................................................	38
SECTION VI: COMPLIANCE AND APPEAL PROCEDURES ...........................................................	39
A. Restricted List .........................................................................................................................................	39
B. Consultation of Restricted List ..............................................................................................................	39
C. Request for Determination.....................................................................................................................	39
D. Request for Ad Hoc Exemption.............................................................................................................	39
E. Appeal to Code of Ethics Officer with Respect to Restricted List ......................................................	40
F. Information Concerning Identity of Compliance Personnel ...............................................................	40
SECTION VII: SANCTIONS.....................................................................................................................	41
APPENDIX A: POLICY STATEMENT CONCERNING INSIDER TRADING PROHIBITIONS ..	43
PREAMBLE ................................................................................................................................................	43
DEFINITIONS: Insider Trading ...............................................................................................................	44
SECTION I: Rules Concerning Inside Information.................................................................................	46
Rule 1: Inside Information .................................................................................................................	46
Rule 2: Material, Non-Public Information ........................................................................................	46
Rule 3: Reporting of Material, Non-Public Information...................................................................	47
SECTION II: Overview of Insider Trading ..............................................................................................	49
APPENDIX B: POLICY STATEMENT REGARDING EMPLOYEE TRADES IN SHARES OF
PANAGORA CLOSED-END FUNDS.......................................................................................................	54
APPENDIX C: CONTRA-TRADING RULE SAMPLE CLEARANCE FORM ..................................	55

301316407 v5	12/17/2020

OVERVIEW

This overview is provided only as a convenience and is not intended to substitute for a careful reading of the complete document. As a condition of continued employment, every PanAgora Employee is required to read, understand, and comply with the provisions of the entire Code. Additionally, Employees are expected to comply with the policies and procedures contained within PanAgora's Compliance Program, which can be accessed online through PAMZone or in hard copy through the Code of Ethics Officer.

It is the personal responsibility of every PanAgora Employee to avoid any conduct that could create a conflict, or even the appearance of a conflict, with our fund shareholders or other clients, or do anything that could damage or erode the trust our clients place in PanAgora and its Employees. This is the spirit of the Code. In accepting employment at PanAgora, every Employee accepts the absolute obligation to comply with the letter and the spirit of the Code. Failure to comply with the spirit of the Code is just as much a violation of the Code as failure to comply with the written rules of the Code.

The rules of the Code cover activities, including Personal Securities Transactions, of PanAgora Employees, certain Immediate Family Members of Employees, and entities (such as corporations, trusts, or partnerships) that Employees may be deemed to control or influence.

Sanctions will be imposed for violations of the Code. Sanctions may include monetary fines, bans on personal trading, reductions in salary increases or bonuses, disgorgement of trading profits, suspension of employment, and termination of employment. The proceeds resulting from monetary sanctions will be given to a charity chosen by the Code of Ethics Officer.

Insider trading

PanAgora Employees are forbidden to buy or sell any Security while either PanAgora or the Employee is in possession of material, non-public information (inside information) concerning the Security or the issuer. A violation of PanAgora's insider trading policies may result in criminal and civil penalties, including imprisonment, disgorgement of profits, and substantial fines. An Employee aware of or in possession of Inside Information must report it immediately to the Code of Ethics Officer or the Deputy Code of Ethics Officer. See Appendix A: Overview of Insider Trading.

PanAgora sub-advised registered funds

Employees are responsible for providing transaction and holdings reports related to shares of any funds registered under the Investment Company Act of 1940, as amended, and advised or sub-advised by PanAgora as described in Section IV, including transactions effected through the Employee's retirement account(s) (other than those offered by PanAgora).

301316407 v5	12/17/2020

Personal securities trading

PanAgora Employees (with certain very limited exceptions discussed below) may not buy or sell any Security for their own account without clearing the proposed transaction in advance. Clearance is facilitated through the Personal Trading Assistant (PTA). See Section I for exemptions from this requirement.

Pre-clearance must be obtained in advance, between 9:00 a.m. and 4:00 p.m. Eastern Standard Time (EST) on the day of the trade. A pre-clearance is valid only for the day it is obtained. PanAgora Employees are strongly discouraged from engaging in excessive trading for their personal securities accounts. Employees will be prohibited from making more than 10 trades in individual securities within a quarter. Trading in excess of this level will be reviewed with the Code of Ethics Oversight Committee.

Short Selling

PanAgora Employees are prohibited from Short Selling any Security, whether or not it is held in a PanAgora Client portfolio, except that Short Selling against broad market indexes, Short Selling Broad-Based ETFs, Short Selling Broad-Based ETNs, and Short Selling Against the Box are permitted. Note, however, that Short Selling Against the Box or otherwise hedging an investment in shares of Power Corporation of Canada, Power Financial Corporation, and Great-West Lifeco Inc. stock is prohibited.

Confirmations of trading and periodic account statements

All PanAgora Employees must have their brokers send duplicate confirmations and statements of transactions in Personal Brokerage Accounts, including retirement account(s) (other than those offered by PanAgora), including transactions of those who share the same household as the Employee or for accounts over which the Employee has investment discretion, to the Code of Ethics Officer. Employees must enter a broker account profile into PTA, then the Deputy Code of Ethics Officer will: (a) provide an authorization letter from PanAgora to hold the account; and (b) provide instructions to the broker in establishing the Rule 407 Letter from PanAgora for setting up the Employee's Personal Brokerage Account.

Quarterly and annual reporting

All employees of PanAgora are 'Access Persons'. Access Persons must report all their securities transactions in each calendar quarter to the Code of Ethics Officer within 15 days after the end of the quarter. All Access Persons must disclose all personal securities holdings (even those to which pre-clearance may not apply) upon commencement of employment, quarterly and thereafter on an annual basis. If you fail to report as required, sanctions will be imposed. Egregious conduct, e.g., willful failures to report, will be subject to harsher sanctions, which may include termination of employment.

Initial Public Offerings (IPOs) and Private Placements

301316407 v5	12/17/2020

PanAgora Employees may not buy any securities in an IPO or in a Private Placement, except in limited circumstances when prior written authorization is obtained.

Personal securities transactions by Access Persons and Investment Professionals

The Code imposes special restrictions on Personal Securities Transactions by Access Persons and Investment Professionals, which are summarized as follows. (Refer to Section II for details):

•60-Day Short Term Holding Period. No Access Person shall purchase and then sell at a profit, or sell and then repurchase at a lower price, any security or related derivative security within 60 calendar days.

•7-Day Rule. Before an Investment Professional places an order to buy a Security for any portfolio his team manages, he must sell from his personal account any such Security or related derivative Security purchased within the preceding seven calendar days and disgorge any profit from the sale.

•Blackout Rule. No Investment Professional may sell any Security or related derivative Security for her personal account until seven calendar days have passed since the most recent purchase of that Security or related derivative Security by any portfolio managed by her team. No Investment Professional may buy any Security or related derivative Security for his personal account until seven calendar days have passed since the most recent sale of that Security or related derivative Security by any portfolio managed by his team.

•Contra-Trading Rule. No Investment Professional may sell out of her personal account any Security or related derivative Security that is held in any portfolio managed by her team unless she has received the written approval of an appropriate Director in her group and the Code of Ethics Officer or his designee.

•No Investment Professional may cause a PanAgora Client to take action for the individual's own personal benefit.

301316407 v5	12/17/2020

PREAMBLE

It is the personal responsibility of every PanAgora Employee to avoid any conduct that would create a conflict, or even the appearance of a conflict, with our fund shareholders or other clients, or do anything that could damage or erode the trust our clients place in PanAgora and its Employees. This is the spirit of the Code. In accepting employment at PanAgora, every Employee also accepts the absolute obligation to comply with the letter and the spirit of the Code. Failure to comply with the spirit of the Code is just as much a violation of the Code as failure to comply with the written rules of the Code. Sanctions will be imposed for violations of the Code, including the Code's reporting requirements.

Sanctions will include bans on personal trading, reductions in salary increases or bonuses, disgorgement of trading profits, suspension of employment, and termination of employment.

PanAgora is required by law to adopt a Code. The purposes of the law are to ensure that companies and their employees comply with all applicable laws and to prevent abuses in the investment advisory business that can arise when conflicts of interest exist between the employees of an investment advisor and its clients. By adopting and enforcing a Code, we strengthen the trust and confidence reposed in us by demonstrating that, at PanAgora, client interests come before personal interests.

The Code that follows represents a balancing of important interests. On the one hand, as a registered investment advisor, PanAgora owes a duty of undivided loyalty to its clients, and must avoid even the appearance of a conflict that might be perceived as abusing the trust they have placed in PanAgora. On the other hand, PanAgora does not want to prevent conscientious professionals from investing for their own accounts where conflicts do not exist or are so attenuated as to be immaterial to investment decisions affecting PanAgora Clients.

When conflicting interests cannot be reconciled, the Code makes clear that, first and foremost, PanAgora Employees owe a fiduciary duty to PanAgora Clients. In most cases, this means that the affected Employee will be required to forego conflicting Personal Securities Transactions. In some cases, personal investments will be permitted, but only in a manner that, because of the circumstances and applicable controls, cannot reasonably be perceived as adversely affecting PanAgora Client portfolios or taking unfair advantage of the relationship PanAgora Employees have to PanAgora Clients.

The Code contains specific rules prohibiting defined types of conflicts. Because every potential conflict cannot be anticipated in advance, the Code also contains certain general provisions prohibiting conflict situations. In view of these general provisions, it is critical that any individual who is in doubt about the applicability of the Code in a given situation seek a determination from the Code of Ethics Officer about the propriety of the conduct in advance. The procedures for obtaining such a determination are described in Section VI of the Code.

301316407 v5	12/17/2020

It is critical that the Code be strictly observed. Not only will adherence to the Code ensure that PanAgora renders the best possible service to its clients, it will ensure that no individual is liable for violations of law.

It should be emphasized that adherence to the Code is a fundamental condition of employment at PanAgora. Every Employee is expected to adhere to the requirements of this Code despite any inconvenience that may be involved. Any Employee failing to do so may be subject to such disciplinary action, including financial penalties and termination of employment, as determined by the Code of Ethics Officer, the Code of Ethics Oversight Committee or the Chief Executive Officer of PanAgora.

301316407 v5	12/17/2020

GUIDELINES AND DEFINITIONS

Guidelines

Gender references — Gender references in the Code alternate.

Rule of construction regarding time periods — Unless the context indicates otherwise, time periods used in the Code shall be measured inclusively, i.e., beginning on the dates from which the measurement is made.

Exceptions — Unless the context indicates otherwise, there will be no exceptions to the rules.

Definitions

The words below are defined specifically for the purpose of PanAgora's Code.

Access Persons

Generally, all Employees of PanAgora are considered Access Persons and are therefore subject to the Personal Securities Rules of Section I hereof. However, an Independent PanAgora Director will not be considered an Access Person so long as the Independent PanAgora Director:

(1)Is not involved in making securities recommendations to PanAgora or Putnam clients;

AND

(2)Does not have access to:

(a)nonpublic information regarding the purchase or sale of securities for any PanAgora or Putnam client;

(b)nonpublic information regarding the portfolio holdings of any fund sponsored or advised by PanAgora or Putnam; or

(c)securities recommendations to PanAgora or Putnam clients that are nonpublic.

Each Independent PanAgora Director shall certify in writing annually that he or she satisfies both conditions set forth in the previous sentence. In addition, an Independent PanAgora Director who ceases to satisfy one or both of these conditions shall promptly inform PanAgora of this fact, and the Director shall consequently be considered an Access Person and subject to the Code.

Additionally, individuals whom PanAgora hires on a temporary basis for short-term or administrative responsibilities (e.g. a temporary replacement receptionist) shall not be considered "Employees" or "Access Persons" for purpose of this Code of Ethics.

301316407 v5	12/17/2020

Employees of companies affiliated with PanAgora who may, as a result of their job responsibilities, have access to investment information of PanAgora are not considered "Employees" or "Access Persons" for purpose of this Code of Ethics if such employees

(i)are subject to a Code of Ethics with similar personal securities trading limitations, and

(ii)on a quarterly and annual basis, the Deputy Code of Ethics Officer confirms with

PanAgora affiliate that these Employees are subject to and comply with their employer's

Code of Ethics. Any violations to this policy are also reported to PanAgora Compliance at this time.

PanAgora may, from time to time, make use of unaffiliated consultants in regards to certain investment activities who, in the course of providing services, may have access to contemplated or pending investment recommendations of PanAgora. Any such unaffiliated persons shall be considered "Access Persons" and shall be subject to this Code of Ethics as well as all applicable reporting requirements.

CDs

Certificates of deposit.

Closed-End Fund

A fund with a fixed number of shares outstanding and which does not redeem shares the way a typical mutual fund does. Closed-End Funds typically trade like stocks on exchange. Closed-End Funds may also issue preferred or convertible securities.

Code

This Code of Ethics.

Code of Ethics Administrator

The individual designated by the Code of Ethics Officer to assume responsibility for day- to-day, nondiscretionary administration of this Code. The current Code of Ethics Administrator is Stephanie Ackerman, who can be reached at extension 6625.

Code of Ethics Officer

The PanAgora officer who has been assigned the responsibility of enforcing and interpreting this Code. The Code of Ethics Officer shall be the Chief Compliance Officer or such other person as is designated by the Chief Executive Officer of PanAgora. If the Code of Ethics Officer is unavailable, the Deputy Code of Ethics Officer shall act in his or her stead. The current Code of Ethics Officer is Louis X. Iglesias. The current Deputy Code of Ethics Officer is Stephanie Ackerman.

301316407 v5	12/17/2020

Code of Ethics Oversight Committee

Has oversight responsibility for administering the Code. Members include the Code of Ethics Officer and other members of PanAgora's senior management approved by the Chief Executive Officer of PanAgora.

Discretionary Account

An account for which the holder gives his/her broker or investment advisor (but not an Immediate Family Member) complete authority to make management decisions to buy and sell securities (also called controlled account or managed account).

Exchange Traded Fund (ETF)

A fund that tracks an index, but can be traded like a stock, ETFs always bundle together the securities that are in an index.

Broad-Based ETF

Contains a portfolio of securities of 10 or more issuers (e.g., SPDRs, WEBs, QQQQs, iShares, HLDRs).

Narrow-Based ETF

ETFs that are not Broad-Based ETFs.

Exchange Traded Note (ETN)

An unsecured, unsubordinated debt security that tracks an index, but can be traded like a stock. ETNs are linked to the performance of a market benchmark.

Broad-Based ETN

Contains a portfolio of securities of 10 or more issuers

Narrow-Based ETN

ETNs that are not Broad-Based ETNs.

Immediate Family Members

Spouse, domestic partner, minor children, or other relatives living in the same household as the PanAgora Employee. All pre-clearance and reporting applies to Immediate Family Members.

301316407 v5	12/17/2020

Independent PanAgora Director

A member of the PanAgora board who is not otherwise affiliated with PanAgora or Putnam.

Investment Professional

Any of the following: portfolio manager, analyst, director or Chief Investment Officer that is on an investment team.

IPO

Initial public offering.

Large-/Mid-Cap Exemption

This rule permits the purchase or sale of up to 1,000 shares of a Security on PanAgora's Restricted List per day if the market capitalization of the issuer of the Security is at least $2 billion.

Narrow-Based Derivative

A future, swap, put or call option, or similar derivative instrument whose return is determined by reference to fewer than 10 underlying issuers. Single stock futures and exchange traded funds based on fewer than 10 issuers are included.

Non-PanAgora Affiliate

Any affiliate of PanAgora that provides investment advisory services.

PanAgora

Any or all of PanAgora Asset Management, Inc. and its subsidiaries (if any), any one of which shall be a PanAgora company.

PanAgora Client

Any of the PanAgora mutual funds, or any advisory, trust, or other client of PanAgora.

301316407 v5	12/17/2020

PanAgora Employee (or Employee)

Any employee of PanAgora. In addition, the Chief Compliance Officer may determine, in his or her sole discretion, that any other person who provides investment advice on behalf of PanAgora and is subject to PanAgora's supervision or control is a PanAgora Employee, provided that such person: (i) has access to nonpublic information; or (ii) is involved in making securities recommendations to PanAgora Clients.

Personal Brokerage Account

An Access Person's Personal Brokerage Account includes any brokerage account for which the Access Person has shared and sole discretionary investment authority, including any retirement account(s).

Personal Trading Assistant (PTA)

The Personal Trading Assistant (PTA) is an intuitive, browser-based application that provides an automated and streamlined mechanism for managing Employee personal trading practices, e.g., pre-clearance, reporting and certifications in accordance with regulatory requirements and the Code.

Policy Statements

The Policy Statement Concerning Insider Trading Prohibitions attached to the Code as Appendix A and the Policy Statement Regarding Employee Trades in Shares of PanAgora Closed-End Funds (if any) attached to the Code as Appendix B.

Private Placement

Any offering of a Security not offered to the public and not requiring registration with the relevant securities authorities.

Purchase or Sale of a Security

Any acquisition or transfer of any interest in the Security for direct or indirect consideration; this includes the writing of an option. This definition includes any transfer of a Security by an Employee as a gift to an individual or a charity.

Restricted List

The list established in accordance with Rules 1 and 2 of Section I.A.

SEC

The U.S. Securities and Exchange Commission.

301316407 v5	12/17/2020

Security

The following instruments are defined as "securities". They require pre-clearance and periodic reporting:

•Any type or class of equity or debt security; any rights relating to a security, such as warrants, convertible securities;

•Closed-End Funds;

•Narrow-Based ETFs;

•Narrow-Based ETNs; and

•Narrow-Based Derivatives.

Unless otherwise noted, the following instruments are not considered "securities", and do not require pre-clearance. If marked with an asterisk, periodic reporting is required:

•Currencies;

•Direct and indirect obligations of the U.S. government and its agencies;

•Commercial paper;

•CDs;

•Repurchase agreements;

•Bankers' acceptances;

•Any other money market instruments;

•Broad-Based ETFs*;

•Broad-Based ETNs*;

•Commodities; or

•Any option on a broad-based market index or an exchange-traded futures contract or option.*

Direct investment in cryptocurrencies, coins, or tokens (collectively, "Cryptocurrency") or bitcoin may be considered "securities." See Rule 3 of Section 1(A) herein for details regarding the trading of cryptocurrencies or bitcoin.

Selling Short

The sale of a Security that the investor does not own in order to take advantage of an anticipated decline in the price of the Security. In order to sell short, the investor must borrow the Security from his broker in order to make delivery to the buyer.

Selling Short Against the Box

A short sale where the investor owns the Security, but does not want to use the shares for delivery, so he borrows them from the brokerage firm.

Transaction for a Personal Account (or Personal Securities Transaction)

Securities transactions: (a) for the personal account of any employee (including her retirement account(s)); (b) for the account of a Immediate Family Member of any Employee; (c) for the account of a partnership in which a PanAgora Employee or Immediate Family Member is a general partner or a partner with investment discretion;

301316407 v5	12/17/2020

(d)for the account of a trust in which a PanAgora Employee or Immediate Family Member is a trustee with investment discretion; (e) for the account of a closely-held corporation in which a PanAgora Employee or Immediate Family Member holds shares and for which he has investment discretion; and (f) for any account other than a PanAgora Client account that receives investment advice of any sort from the Employee or Immediate Family Member, or over which the Employee or Immediate Family Member has investment discretion.

301316407 v5	12/17/2020

SECTION I: Personal Securities Rules for All Employees

A. Pre-clearance and the Restricted List

Rule 1 – Pre-clearance Requirements and the PTA System

Pre-clearance is required for all transactions in the following Securities:

•Stock of Power Corporation of Canada, Power Financial Corporation, and Great- West Lifeco Inc.;

•Any type or class of equity or debt Security, including corporate and municipal bonds (including stock acquired in a stock purchase plan or 401(k) plan);

•Any rights relating to a Security, such as warrants and convertible Securities;

•Closed-End Funds;

•Narrow-Based ETFs;

•Narrow-Based ETNs;

•Narrow-Based Derivatives; and

•Any Security donated as a gift to an individual or a charity.

Pre-clearance is not required for transactions in the following Securities (although reporting is required for the categories marked with an asterisk):

•Broad-Based ETFs, and any option on a broad-based market index or an exchange- traded futures contract or option thereon;*

•Broad-Based ETNs;*

•Open-end mutual funds* (reporting is only required for open-end mutual funds advised or sub-advised by PanAgora);

•Currencies, Treasuries (T-bills), and direct and indirect obligations of the U.S. government and its agencies;

•Direct and indirect obligations of any member country of the Organization for Economic Co-Operation and Development (OECD); or

•Commercial paper, CDs, repurchase agreements, bankers' acceptances, and other money market instruments.

Rule 2: PTA System and Restricted List

No PanAgora Employee shall purchase or sell for his personal account any Security requiring pre-clearance under Rule 1 without prior clearance obtained through procedures set forth by the Code of Ethics Officer. Clearance is facilitated through the Personal Trading Assistant (PTA). Subject to the limited exceptions below, no clearance will be granted for securities appearing on the Restricted List. Securities will be placed on the Restricted List in the following circumstances:

(a)When orders to purchase or sell such Security have been entered for any PanAgora Client, or the Security is being actively considered for purchase for any PanAgora Client, unless the Security is a nonconvertible investment grade rated (at least BBB by S&P or

Baa by Moody's) fixed-income investment;

301316407 v5	12/17/2020

(b)When such a Security is a voting Security of a corporation in the banking, savings and loan, insurance, communications, public utilities, or gaming (i.e., casinos) industries, if holdings of PanAgora or PanAgora Clients in that corporation exceed 7%;

(c)When, in the judgment of the Code of Ethics Officer, other circumstances warrant restricting personal transactions of PanAgora Employees in a particular Security;

(d)When required under the circumstances described in the Policy Statement Concerning Insider Trading Prohibitions, attached as Appendix A.

Reminder: Securities for an Employee's personal account include securities owned by Immediate Family Members of a PanAgora Employee. Thus, this Rule prohibits certain trades by Immediate Family Members of PanAgora Employees. See Definitions.

Compliance with this rule does not exempt an Employee from complying with any other applicable rules of the Code, such as those described in Section III. In particular, Access Persons and Investment Professionals must comply with the special rules set forth in Section II.

IMPLEMENTATION

An Employee wishing to trade any Security shall first obtain clearance through the PTA system. Pre-clearance must be obtained in advance, between 9:00 a.m. and 4:00 p.m. Eastern Standard Time (EST) on the day of the trade. A pre-clearance is valid only for the day it is obtained. PanAgora Employees are strongly discouraged from engaging in excessive trading for their personal securities accounts. Employees will be prohibited from making more than 10 trades in individual securities within a quarter. Trading in excess of this level will be reviewed with the Code of Ethics Oversight Committee.

The PTA system will inform the Employee whether the Security may be traded and whether trading in the Security is subject to the "Large-/Mid-Cap Exemption." The response of the pre-clearance system as to whether a Security appears on the Restricted List and, if so, whether it is eligible for the exceptions set forth after this Rule shall be final, unless the Employee appeals to the Code of Ethics Officer, using the procedure described in Section VI, regarding the request to trade a particular Security.

A pre-clearance is only valid for trading on the day it is obtained. Trades in securities listed on Asian or European stock exchanges, however, may be executed within one business day after pre-clearance is obtained.

If a Security is not on the Restricted List, other classes of securities of the same issuer (e.g., preferred or convertible preferred stock) may be on the Restricted List. It is the Employee's responsibility to identify with particularity the class of securities for which permission is being sought for a personal investment.

If the pre-clearance system does not recognize a Security, or if an Employee is unable to use the system or has any questions with respect to the system or pre-clearance, the Employee may consult the Code of Ethics Administrator. The Code of Ethics

301316407 v5	12/17/2020

Administrator shall not have authority to answer any questions about a Security other than whether trading is permitted. The response of the Code of Ethics Administrator as to whether a Security appears on the Restricted List and, if so, whether it is eligible for any applicable exceptions set forth after this Rule shall be final, unless the Employee appeals to the Code of Ethics Officer, using the procedure described in Section VI, regarding the request to trade a particular Security.

EXCEPTIONS

A. Large-/Mid-Cap Exemption.

(a)For PanAgora Employees other than Investment Professionals. If a Security appearing on the Restricted List is an equity Security for which the issuer has a market capitalization (defined as outstanding shares multiplied by current price per share) of at least $2 billion, then a PanAgora Employee (other than an Investment Professional) may purchase or sell up to 1,000 shares of the Security per day for his personal account.

(b)For Investment Professionals. If a Security appearing on the Restricted List is an equity Security for which the issuer (i) is listed on the new York Stock Exchange, or (ii) has a market capitalization (defined as outstanding shares multiplied by current price per share) of at least $10 billion, then an Investment Professional may purchase or sell up to 1,000 shares of the Security over any consecutive thirty (30) calendar day period.

If a Security appearing on the Restricted List is a fixed income Security, then an Investment Professional may purchase or sell up to $100,000 principal amount of such fixed income Security over any consecutive thirty (30) calendar day period.

B. Pre-clearing Transactions Effected by Share Subscription. The purchase of securities made by subscription rather than on an exchange is limited to issuers having a market capitalization of $5 billion or more and is subject to a 1,000 share limit. The following are procedures to comply with Rule 1 when effecting a purchase or sale of shares by subscription:

(a)The PanAgora Employee must pre-clear the trade on the day he or she submits a subscription to the issuer, rather than on the actual day of the trade since the actual day of the trade typically will not be known to the Employee who submits the subscription. At the time of pre-clearance, the Employee will be told whether the purchase is permitted (in the case of a corporation having a market capitalization of $5 billion or more), or not permitted (in the case of a smaller capitalization issuer).

(b)The subscription for any purchase or sale of shares must be reported on the

Employee's Quarterly Personal Securities Transaction report, noting the trade was accomplished by subscription.

(c)Because no brokers are involved in the transaction, the confirmation requirement will be waived for these transactions, although the PanAgora Employee must provide the Compliance Department with any transaction summaries or statements sent by the issuer.

301316407 v5	12/17/2020

C. Trades in Approved Discretionary Brokerage Accounts. A transaction does not need to be pre-cleared if it takes place in an account that the Code of Ethics Officer has approved in writing as exempt from the pre-clearance requirement. In the sole discretion of the Code of Ethics Officer accounts that will be considered for exclusion from the pre- clearance requirement are only those for which an Employee's securities broker or investment advisor has complete discretion (a Discretionary Account) and the following conditions are met: (i) the Employee certifies annually in writing that the Employee has no direct or indirect influence over the transactions in the Discretionary Account and is not aware of the transactions in the Discretionary Account prior to their execution; (ii) the compliance department of the Employee's broker or investment advisor certifies annually in writing that the Employee has no direct or indirect influence over the transactions in the Discretionary Account and is not aware of the transactions in the Discretionary Account prior to their execution; and (iii) each calendar quarter, the broker or investment advisor sends PanAgora's Code of Ethics Administrator copies of each quarterly statement for the Discretionary Account. Employees wishing to seek such an exemption must send a written request to the Code of Ethics Administrator.

COMMENTS

•Pre-clearance. Subpart (a) of Rule 2 is designed to avoid the conflict of interest that might occur when an Employee trades for his personal account a Security that currently is being traded or is likely to be traded for a PanAgora Client. Such conflicts arise, for example, when the trades of an Employee might have an impact on the price or availability of a particular Security, or when the trades of the client might have an impact on price to the benefit of the Employee. Thus, exceptions involve situations where the trade of a PanAgora Employee is unlikely to have an impact on the market.

•Regulatory Limits. Owing to a variety of federal statutes and regulations in the banking, savings and loan, insurance, communications, and gaming industries, it is critical that accounts of PanAgora and PanAgora Clients not hold more than 10% of the voting securities (7% for public utilities) of any issuer in those industries. Because of the risk that the personal holdings of PanAgora and PanAgora Employees may be aggregated with PanAgora and Putnam holdings for these purposes, subpart (b) of this Rule limits personal trades in these areas. The 7% limit will allow the regulatory limits to be observed.

•Options. For the purposes of this Code, options are treated like the underlying Security.

See Definitions. Thus, an Employee may not purchase, sell, or "write" option contracts for a Security that is on the Restricted List. The automatic exercise or assignment of an options contract (the purchase or writing of which was previously pre-cleared) does not have to be pre-cleared. Note, however, that the sale of securities obtained through the exercise of options must be pre-cleared.

•Involuntary transactions. Involuntary Personal Securities Transactions are exempted from the Code. Special attention should be paid to this exemption. (See Section I.D.)

•Tender offers. This Rule does not prohibit an Employee from tendering securities from

301316407 v5	12/17/2020

his personal account in response to an "any and all" tender offer, even if PanAgora Clients are also tendering securities. A PanAgora Employee is, however, prohibited from tendering securities from his personal account in response to a partial tender offer, if PanAgora Clients are also tendering securities.

•Gifts of Securities. Pre-clearance is required for securities donated as a gift to a charitable organization or to an individual. Employees are required to provide a gift transfer certificate of the transaction (if produced) to the Code of Ethics Administrator along with an account statement reflecting the gift transaction. Receipt of a securities gift should be reported on the Access Person's Annual Holding Report. Employees who receive a securities gift must report the gift to the Code of Ethics Administrator to make the necessary adjustments in PTA and Access Persons must disclose this holding in PTA.

Rule 3: Bitcoin and Other Cryptocurrencies

PanAgora Employees should confer with the Code of Ethics Officer prior to trading Cryptocurrencies.

Cryptocurrencies may constitute Securities. Due to the developing legal framework governing cryptocurrencies and Initial Coin Offerings ("ICOs"), PanAgora requires all PanAgora Employees to pre-clear trades and disclose holdings in Cryptocurrencies and ICOs to the Code of Ethics Officer consistent with the treatment of Securities consistent with the requirements of this Code, unless pre-clearance and reporting are specifically excepted under this Rule.

Pre-clearance and reporting is not required for transactions in the following cryptocurrencies:

•Bitcoin

This list of excepted Cryptocurrencies may be updated from time to time through amendments to the Code or other communications to Employees by the Chief Compliance Officer. Cryptocurrencies will only be added to the excepted list upon a determination by the Chief Compliance Officer, after consultation with counsel, that it is reasonably likely that the Cryptocurrency is not a Security under applicable law.

COMMENT

•PanAgora Strategy Change. Currently, no PanAgora strategy contemplates trading in Cryptocurrencies or ICOs for client accounts. This Rule may be amended in the future should any PanAgora strategy begin to trade Cryptocurrencies or ICOs for client accounts.

301316407 v5	12/17/2020

B. Prohibited Transactions

Rule 1: Short-Selling Prohibition

PanAgora Employees are prohibited from Short Selling any Security in their own accounts, whether or not the Security is held in a PanAgora Client portfolio. Employees are prohibited from hedging investments made in securities of Power Corporation of Canada, Power Financial Corporation, and Great-West Lifeco Inc.

EXCEPTIONS

Short selling against broad market indexes (such as the Dow Jones Industrial Average, the NASDAQ index, and the S&P 100 & 500 indexes); short selling of Broad-Based ETFs, or Broad-Based ETNs; and short selling against the box are permitted (except that short selling shares of Power Corporation of Canada, Power Financial Corporation, and Great-West Lifeco Inc. against the box is not permitted).

Rule 2: IPO Prohibition

No PanAgora Employee shall purchase any Security for her personal account in an IPO. Employees are also restricted from participating in IPOs through a Discretionary Account.

EXCEPTION

Pre-existing Status Exception. A PanAgora Employee shall not be barred by this Rule or by Rule 1(a) of Section I.A. from purchasing securities for her personal account in connection with an IPO of securities by a bank or insurance company when the Employee's status as a policyholder or depositor entitles her to purchase securities on terms more favorable than those available to the general public, in connection with the bank's conversion from mutual or cooperative form to stock form, or the insurance company's conversion from mutual to stock form, provided that the Employee has had the status entitling her to purchase on favorable terms for at least two years. This exception is only available with respect to the value of bank deposits or insurance policies that an Employee owns before the announcement of the IPO. This exception does not apply, however, if the Security appears on the Restricted List in the circumstances set forth in subparts (b), (c), or (d) of Section I.A., Rule 2.

IMPLEMENTATION

A. General Implementation. An Employee shall inquire, before any purchase of a Security for her personal account, whether the Security to be purchased is being offered pursuant to an initial public offering. If the Security is offered through an IPO, the Employee shall refrain from purchasing that Security for her personal account unless the exception applies.

B. Administration of Exception. If the Employee believes the exception applies, she shall consult the Code of Ethics Administrator concerning whether the Security appears on the

301316407 v5	12/17/2020

Restricted List and if so, whether it is eligible for this exception.

COMMENTS

•The purpose of this Rule is designed to avoid the conflict of interest that might occur when an Employee trades for his personal account a Security that currently is being traded or is likely to be traded for a PanAgora Client. Such conflicts arise, for example, when the trades of an Employee might have an impact on the price or availability of a particular Security, or when the trades of the client might have an impact on price to the benefit of the Employee. Thus, exceptions involve situations where the trade of a PanAgora Employee is unlikely to have an impact on the market.

•Purchases of securities in the immediate after-market of an initial public offering are not prohibited, provided they do not constitute violations of other portions of the Code.

•Public offerings subsequent to initial public offerings are not deemed to create the same potential for competition between PanAgora Employees and PanAgora Clients because of the pre-existence of a market for the securities.

Rule 3: Private Placement Pre-Approval Requirements

No PanAgora Employee shall purchase any Security for his personal account in a limited private offering or Private Placement without prior approval from the Code of Ethics Officer. Privately placed limited partnerships and funds such as private equity or hedge funds are specifically included in this Rule.

COMMENTS

•The purpose of this Rule is to prevent a PanAgora Employee from investing in securities for his own account pursuant to a limited private offering that could compete with or disadvantage PanAgora Clients, and to prevent PanAgora Employees from being subject to efforts to curry favor by those who seek to do business with PanAgora.

•Exemptions to the prohibition will generally not be granted where the proposed investment relates directly or indirectly to investments by a PanAgora Client, or where individuals involved in the offering (including the issuers, broker, underwriter, placement agent, promoter, fellow investors and affiliates of the foregoing) have any prior or existing business relationship with PanAgora or a PanAgora Employee, or where the PanAgora Employee believes that such individuals may expect to have a future business relationship with PanAgora or a PanAgora Employee.

•An exemption may be granted, subject to reviewing all the relevant facts and circumstances, for investments in:

(a)Pooled investment funds, including hedge funds, subject to the condition that an employee investing in a pooled investment fund would have no involvement in the activities or decision-making process of the fund except for financial reports made in the ordinary course of the fund's business, and subject to the condition that the hedge fund

301316407 v5	12/17/2020

does not invest significantly in registered investment companies.

(b)Private Placements where the investment cannot relate, or be expected to relate, directly or indirectly to PanAgora or investments by a PanAgora Client.

•Employees who apply for an exemption will be expected to disclose to the Code of Ethics Officer in writing all facts and relationships relating to the proposed investment.

•Applications to invest in Private Placements will be reviewed by the Code of Ethics

Oversight Committee. This review will take into account, among other factors, the considerations described in the preceding comments.

Rule 4: Trading with Material Non-Public Information

No PanAgora Employee shall purchase or sell any Security for her personal account or for any PanAgora Client account while in possession of material, nonpublic information concerning the Security or the issuer.

When in possession of material, nonpublic information, such PanAgora Employee shall also not advise or encourage another person to purchase, sell or hold any such Security, either for a personal account or for the account of a PanAgora Client.

EXCEPTIONS

None. Please read Appendix A, Policy Statement Concerning Insider Trading Prohibitions.

Rule 5: No Personal Trading with Client Portfolios

No PanAgora Employee shall purchase from or sell to a PanAgora Client any securities or other property for his personal account, nor engage in any personal transaction to which a PanAgora Client is known to be a party, or which transaction may have a significant relationship to any action taken by a PanAgora Client.

EXCEPTIONS

None.

IMPLEMENTATION

It shall be the responsibility of every PanAgora Employee to make inquiry prior to any personal transaction sufficient to satisfy himself that the requirements of this Rule have been met.

COMMENT

This rule is required by federal law. It does not prohibit a PanAgora Employee from purchasing any shares of an open-end fund sponsored by PanAgora. The policy with respect to Employee trading in closed-end PanAgora funds is attached as Appendix B.

301316407 v5	12/17/2020

Rule 6: Special: Good Until Canceled Orders

Good Until Canceled Limit Orders are prohibited.

Any order not executed on the day of pre-clearance must be resubmitted for pre-clearance before being executed on a subsequent day. "Good until canceled limit" orders are prohibited because of the potential failure to pre-clear.

EXCEPTION

Same-day limit orders are permitted.

Rule 7: Excessive Trading

PanAgora Employees are strongly discouraged from engaging in excessive trading for their personal accounts. Employees are prohibited from making more than 10 trades in individual securities in any given quarter. Excessive trading within PanAgora sub-advised open-end mutual funds is prohibited. For the purpose of this rule, an Employee is prohibited from engaging in more than a total of 10 trades in all accounts the Employee may hold (including those accounts held by his Immediate Family Members), not 10 trades per individual account.

EXCEPTIONS

For the purpose of calculating the number of trades in any quarter, trading the same Security in the same direction (buy or sell) over a period of five business days will be counted as one transaction.

Trades in Broad-Based ETFs, and ETNs and affiliate stock in internal plans are not counted towards the 10 trade limit.

COMMENTS

•Although a PanAgora Employee's excessive trading may not itself constitute a conflict of interest with PanAgora Clients, PanAgora believes that its clients' confidence in

PanAgora will be enhanced, and the likelihood of PanAgora achieving better investment results for its clients over the long term will be increased, if PanAgora Employees rely on their investment — as opposed to trading — skills in transactions for their own accounts. Moreover, excessive trading by a PanAgora Employee for her own account diverts the

Employee's attention from the responsibility of servicing PanAgora Clients, and increases the possibilities for transactions that are in actual or apparent conflict with PanAgora Client transactions. Short-term trading is strongly discouraged while Employees are encouraged to take a long-term view.

•Employees should be aware that their trading activity is closely monitored. Activity exceeding 10 trades per quarter will be prohibited by the Code of Ethics Oversight Committee. Sanctions will be imposed such as a trading ban or a more stringent sanction may be determined at the discretion of the Committee.

301316407 v5	12/17/2020

C. Discouraged Transactions

Rule 1: Naked Options

PanAgora Employees are strongly discouraged from engaging in writing (selling) naked options for their personal accounts.

Naked option transactions are particularly dangerous because a PanAgora Employee may be prevented by the restrictions in this Code from covering the naked option at the appropriate time. All Employees should keep in mind the limitations on their personal securities trading imposed by this Code when contemplating such an investment strategy. Engaging in naked options transactions on the basis of material, nonpublic information is prohibited. See Appendix A, Policy Statement Concerning Insider Trading Prohibitions.

EXCEPTIONS

None.

D. Exempted Transactions

Rule 1: Involuntary Transactions

Transactions that are involuntary on the part of a PanAgora Employee are exempt from the prohibitions set forth in Sections I.A., I.B., and I.C.

EXCEPTIONS

None.

COMMENTS

•This exemption is based on categories of conduct that the SEC does not consider "abusive."

•Examples of involuntary Personal Securities Transactions include:

(a)Sales out of the brokerage account of a PanAgora Employee as a result of bona fide margin call, provided that withdrawal of collateral by the PanAgora Employee within the ten days previous to the margin call was not a contributing factor to the margin call;

(b)Purchases arising out of an automatic dividend reinvestment program of an issuer of a publicly traded Security.

•Transactions by a trust in which the PanAgora Employee (or an Immediate Family

Member of the Employee) holds a beneficial interest, but for which the Employee has no direct or indirect influence or control with respect to the selection of investments, are involuntary transactions. In addition, these transactions do not fall within the definition of "Personal Securities Transactions." See Definitions.

301316407 v5	12/17/2020

•A good-faith belief on the part of the Employee that a transaction was involuntary will not be a defense to a violation of the Code. In the event of confusion as to whether a particular transaction is involuntary, the burden is on the Employee to seek a prior written determination of the applicability of this exemption. The procedures for obtaining such a determination appear in Section VI.

Rule 2: Special Exemptions

Transactions that have been determined in writing by the Code of Ethics Officer before the transaction occurs to be reasonably unlikely to harm PanAgora Clients because the transaction would be very unlikely to affect a highly institutional market, or because the transaction is clearly not related economically to the securities to be purchased, sold, or held by a PanAgora Client, are exempt from the prohibitions set forth in Sections I.A., I.B., and I.C.

IMPLEMENTATION

An Employee may seek an ad-hoc exemption under this Rule by following the procedures in Section VI.

COMMENTS

•This exemption is also based upon categories of conduct that the SEC does not consider "abusive."

•The burden is on the Employee to seek a prior written determination that the proposed transaction meets the standards for an ad hoc exemption set forth in this Rule.

301316407 v5	12/17/2020

SECTION II: Additional Special Rules for Personal Securities Transactions of Access Persons and Certain Investment Professionals

Rule 1: 60-Day Short Term Rule

Access Persons may not sell a security at a profit within 60 days of purchase or buy a security at a price below which he or she sold it within the past 60 days.

EXCEPTIONS

None, unless prior written approval from the Code of Ethics Officer is obtained. Exceptions may be granted on a case-by-case basis when no abuse is involved and the equities of the situation support an exemption. For example, although an Access Person may buy a stock as a long-term investment, that stock may have to be sold involuntarily due to unforeseen activity such as a merger.

IMPLEMENTATION

A. The 60-Day Short-Term Rule applies to all Access Persons, as defined in the Definitions section of the Code.

B. Calculation of whether there has been a profit is based upon the market prices of the securities. The calculation includes commissions and other sales charges.

C. As an example, an Access Person would not be permitted to sell a security at $12 that he purchased within the prior 60 days for $10. Similarly, an Access Person would not be permitted to purchase a security at $10 that she had sold within the prior 60 days for $12.

COMMENTS

•The prohibition against short-term trading profits by Access Persons is designed to minimize the possibility that they will capitalize inappropriately on the market impact of trades involving a client portfolio about which they might possibly have information.

•Although directors, portfolio managers, and analysts may sell securities at a profit within 60 days of purchase in order to comply with the requirements of the 7-Day Rule applicable to them (described below), the profit will have to be disgorged to charity under the terms of the 7-Day Rule.

•An Access Person cannot trade a security within 60 days regardless of tax lot election.

Rule 2: 7-Day Rule

Before an Investment Professional places an order to buy a Security for any PanAgora Client portfolio that is managed by his team, he must sell that Security or related derivative Security if he has purchased it in his personal account within the

301316407 v5	12/17/2020

preceding seven calendar days.

COMMENTS

•This Rule applies to Investment Professionals in connection with any purchase (no matter how small) in any client account managed by her team. In particular, it should be noted that the requirements of this Rule also apply with respect to purchases in client accounts, resulting from "cash flows." To comply with the requirements of this Rule, it is the responsibility of each Investment Professional to be aware of the placement of all orders for purchases of a Security by client accounts that are managed by her team for seven days following the purchase of that Security for her personal account.

•An Investment Professional who must sell securities to be in compliance with the 7-Day Rule must absorb any loss and disgorge to charity any profit resulting from the sale. The recipient charity will be chosen by the Code of Ethics Officer.

•This Rule is designed to avoid even the appearance of a conflict of interest between an

Investment Professional and a PanAgora Client. A greater burden is placed on these professionals given their positions in the organization. Transactions executed for the employee's personal account must be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or perceived conflict of interest or any abuse of the employee's position of trust and responsibility.

EXCEPTIONS

For Investment Professionals. The 7-Day Rule shall not apply with respect to the purchase or sale of up to 1,000 shares of an equity Security by an Investment Professional over any consecutive thirty (30) calendar day period if the issuer of the equity Security

(i)is listed on the new York Stock Exchange, or (ii) has a market capitalization (defined as outstanding shares multiplied by current price per share) of at least $10 billion (such security, a "Mega Cap Security").

The 7-Day Rule shall not apply with respect to the purchase or sale of up to $100,000 principal amount of a fixed income Security by an Investment Professional over any consecutive thirty (30) calendar day period.

Rule 3: Blackout Rule

No Investment Professional shall: (i) sell any Security or related derivative Security for his personal account until seven calendar days have elapsed since the most recent purchase of that Security or related derivative Security by any PanAgora Client portfolio managed by his team; or (ii) purchase any Security or related derivative Security for his personal account until seven calendar days have elapsed since the most recent sale of that Security or related derivative Security from any PanAgora Client portfolio managed by his team.

301316407 v5	12/17/2020

COMMENTS

•This Rule applies to Investment Professionals in connection with any purchase (no matter how small) in any client account managed by his team. In particular, it should be noted that the requirements of this rule also apply with respect to transactions in client accounts resulting from "cash flows". In order to comply with the requirements of this

Rule, it is the responsibility of each Investment Professional to be aware of all transactions in a Security by client accounts managed by his team that took place within the seven days preceding a transaction in that Security for his personal account.

•This Rule is designed to prevent an Investment Professional from engaging in personal investment conduct that appears to be counter to the investment strategy his team is managing on behalf of a PanAgora Client.

•Trades by an Investment Professional for his personal account in the "same direction" as the PanAgora Client portfolio managed by his team do not present the same danger, so long as any same direction trades do not violate other provisions of the Code or the Policy Statements.

EXCEPTIONS

For Investment Professionals. The Blackout Rule shall not apply with respect to the purchase or sale of up to 1,000 shares of a Mega Cap Security by an Investment Professional over any consecutive thirty (30) calendar day.

The Blackout Rule shall not apply with respect to the purchase or sale of up to $100,000 principal amount of a fixed income Security by an Investment Professional over any consecutive thirty (30) calendar day period.

Rule 4: Contra Trading Rule

No Investment Professional shall, without prior approval, sell out of her personal account Securities or related derivative Securities held in any PanAgora Client portfolio that is managed by her team.

EXCEPTIONS

None, unless prior written approval is granted.

IMPLEMENTATION

A. Individuals Authorized to Give Approval. Prior to engaging in any such sale, an Investment Professional shall seek approval, in writing, of the proposed sale. In the case of a portfolio manager or analyst, prior written approval of the proposed sale shall be obtained from a director to whom he reports or, in his absence, another director. In the case of a director, prior written approval of the proposed sale shall be obtained from the Chief Investment Officer. In the case of the Chief Investment Officer, prior written

301316407 v5	12/17/2020

approval shall be obtained from the Code of Ethics Officer. In addition to the foregoing, prior written approval must also be obtained from the Code of Ethics Officer, his designee, or, in the case of the Chief Investment Officer, prior written approval from the Chief Executive Officer.

B. Contents of Written Approval. Written approval similar to the form attached as Appendix C (or such other form as the Code of Ethics Officer shall designate) shall be used. Such written approval shall be sent by the director approving the transaction to the Code of Ethics Officer, or her designee, for her approval. Approvals obtained after a transaction has been completed or while it is in process will not satisfy the requirements of this Rule.

COMMENT

This Rule is designed to prevent an Investment Professional from engaging in personal investment conduct that appears to be counter to the investment strategy that is being managed by her team on behalf of a PanAgora Client.

EXCEPTIONS

For Investment Professionals. The Contra Trading Rule shall not apply with respect to the purchase or sale of up to 1,000 shares of a Mega Cap Security by an Investment Professional over any consecutive thirty (30) calendar day.

The Contra Trading Rule shall not apply with respect to the purchase or sale of up to $100,000 principal amount of a fixed income Security by an Investment Professional over any consecutive thirty (30) calendar day period.

Rule 5: No Personal Benefit

No Investment Professional shall cause a PanAgora Client to take action for the Investment Professional's own personal benefit.

EXCEPTIONS

None.

COMMENTS

•An Investment Professional who trades in particular securities for a PanAgora Client account in order to support the price of securities in his personal account, or who "front runs" a PanAgora Client order is in violation of this Rule. Investment Professionals should be aware that this Rule is not limited to personal transactions in Securities (as that word is defined in Definitions). Thus, an Investment Professional who front runs a PanAgora Client purchase or sale of obligations of the U.S. government is in violation of this Rule, although U.S. government obligations are excluded from the definition of Security.

301316407 v5	12/17/2020

•This Rule is not limited to instances when an Investment Professional has malicious intent. It also prohibits conduct that creates an appearance of impropriety. Investment Professionals who have questions about whether proposed conduct creates an appearance of impropriety should seek a prior written determination from the Code of Ethics Officer, using the procedures described in Section VI.

301316407 v5	12/17/2020

SECTION III: General Rules for All Employees

Rule 1: Compliance with All Laws, Regulations and Policies

All Employees must comply with applicable laws and regulations as well as company policies. This includes tax, anti-trust, political contribution, and international boycott laws. In addition, no PanAgora Employee may engage in fraudulent conduct of any kind.

EXCEPTIONS

None.

COMMENTS

•PanAgora may report to the appropriate legal authorities conduct by PanAgora Employees that violates this Rule.

•It should also be noted that the U.S. Foreign Corrupt Practices Act makes it a criminal offense to make a payment or offer of payment to any non-U.S. governmental official, political party, or candidate to induce that person to affect any governmental act or decision, or to assist PanAgora's obtaining or retaining business.

Rule 2: Immediate Family Members' Conflict Policy

No Employee or Immediate Family Member of an Employee shall have any direct or indirect personal financial interests in companies that do business with PanAgora, unless such interest is disclosed to and approved by the Code of Ethics Officer.

Investment holdings in public companies which are not material to the Employee are excluded from this prohibition. The Code also provides more detailed supplemental rules to address potential conflicts of interests which may arise if Immediate Family Members of Employees are closely involved in doing business with PanAgora.

Corporate purchase of goods and services

PanAgora will not acquire goods and services from any firm in which an Immediate Family Member of an Employee serves as the sales representative in a senior management capacity or has an ownership interest in the supplier firm (excluding normal investment holdings in public companies) without permission from the Code of Ethics Officer. Any Employee who is aware of a proposal to purchase goods and services from a firm at which an Immediate Family Member of the Employee meets one of the previously mentioned conditions must notify the Code of Ethics Officer.

301316407 v5	12/17/2020

Portfolio Trading

PanAgora will not allocate any trades for a portfolio to any firm that employs an Immediate Family Member of an Employee as a sales representative to PanAgora (in a primary, secondary or back up role).

301316407 v5	12/17/2020

SECTION IV: Reporting Requirements for All Employees

Reporting of Personal Securities Transactions

Rule 1: Broker Confirmations and Statements

Each PanAgora Employee shall ensure that copies of all confirmations for securities transactions for his Personal Brokerage Accounts and brokerage account statements are sent to the PanAgora Compliance Department (Code of Ethics Administrator). (For the purpose of this Rule, Securities shall also include ETFs, futures, Closed-End Funds, ETNs and other derivatives on broad-based market indexes excluded from the pre-clearance requirement.) Statements and confirmations are required for U.S. mutual funds advised or sub-advised by PanAgora.

PanAgora Employees must disclose their Personal Brokerage Accounts in the PTA system and complete all required information which will facilitate the instructions to the broker.

EXCEPTION

None.

IMPLEMENTATION

A. PanAgora Employees must instruct their broker-dealers to send duplicate statements and confirmations with respect to their Personal Brokerage Accounts to PanAgora and must follow up with the broker-dealer on a reasonable basis to ensure that the instructions are being followed. For brokerage accounts, PanAgora Employees should contact the Code of Ethics Administrator to obtain a letter from PanAgora authorizing the setting up of a Personal Brokerage Account. Note: If an Employee has accurately reported his accounts in the PTA, and informed Compliance of opening any new accounts, the Code of Ethics Administrator or its delegate will manage the duplicate statement and confirmation process with no further action needed from the Employee.

B. Statements and confirmations should be submitted to the Code of Ethics Administrator.

C. Failure of a broker-dealer to comply with the instructions of a PanAgora Employee to send confirmations shall be a violation by the PanAgora Employee of this Rule. Similarly, failure by an Employee to report the existence of a Personal Brokerage Account (and, if the account is opened after joining PanAgora, failure to obtain proper authorization to establish the account) shall be a violation of this Rule.

D. Statements and confirmations must also be sent for Immediate Family Members of an Employee, including statements received with respect to such Immediate Family Member's 401(k) plan at another employer.

301316407 v5	12/17/2020

COMMENTS

•Transactions for Personal Brokerage Accounts are defined broadly to include more than transactions in accounts under an Employee's own name. See Definitions.

•Statements and confirmations are required for all Personal Securities Transactions, whether or not exempted or excepted by this Code.

•To the extent that a PanAgora Employee has investment authority over securities transactions of a family trust or estate, confirmations of those transactions must also be made, unless the Employee has received a prior written exception from the Code of Ethics Officer.

Rule 2: Access Persons – Quarterly Transaction Report

Every Access Person shall file a quarterly report, within fifteen calendar days of the end of each quarter, recording all purchases and sales of any securities in the Access Person's personal securities accounts as defined in the Definitions. (For the purpose of this Rule, reportable "Securities" also includes ETFs, Closed-End Funds, ETNs, futures, and any option on a Security or securities index, including broad-based market indexes excluded from the pre-clearance requirement and also includes transactions in U.S. mutual funds sub-advised by PanAgora.)

Each report must contain, at a minimum, the following information about each transaction involving a reportable Security, in which the Access Person had or as a result of the transaction acquired, any direct or indirect beneficial ownership: (i) the title and type of Security, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable Security involved; (ii) the nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition); (iii) the price of the Security at which the transaction was effected; (iv) the name of the broker, dealer or bank or through which the transaction was effected; and (v) the date the Access Person submits the report.

EXCEPTIONS

None.

IMPLEMENTATION

All Employees required to file such a report will receive by e-mail a notice to complete the appropriate certifications through PTA. The report shall contain a representation that employees have complied fully with all provisions of the Code of Ethics.

The date for each transaction required to be disclosed in the quarterly report is the trade date for the transaction, not the settlement date.

Planned absences, i.e., vacations, leaves (other than certain medical leaves), or business

301316407 v5	12/17/2020

trips, are not valid excuses for providing late reports. Failure to meet the deadline violates the Code's rules and sanctions may be imposed.

COMMENTS

•If the requirement to file a quarterly report applies to you and you fail to report within the required 15-day period, salary increases and bonuses may be reduced in accordance with guidelines stated in the form. It is the responsibility of the Employee to request an early report if he has knowledge of a planned absence, i.e., vacation or business trip.

Reporting of Personal Securities Holdings

Rule 3: Access Persons – Initial/Annual Holdings Report

Access Persons must disclose all personal securities holdings, including all holdings in Personal Brokerage Accounts and accounts of Immediate Family Members, to the Code of Ethics Officer upon commencement of employment within ten calendar days of hire and thereafter on an annual basis. This requirement is mandated by SEC regulations and is designed to facilitate the monitoring of Personal Securities Transactions. The Code of Ethics Administrator will provide Access Persons with instructions regarding the submission and certification of these reports in PTA.

Each report must contain, at a minimum: (i) the title and type of Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable Security in which the Access Person has any direct or indirect beneficial ownership; (ii) the name of any broker, dealer or bank with which the Access Person maintains an account in which any Security are held for the access person's direct or indirect benefit; and (iii) the date the Access Person submits the report.

Rule 4: Certifications

All Employees are required to submit a certification in PTA annually attesting to compliance with all of the conditions of the Code.

In addition, all Employees are required to certify at the time they join PanAgora and quarterly thereafter that they have disclosed to PanAgora their relevant disciplinary history, and that they will notify the Chief Compliance Officer immediately upon becoming aware that any prior disclosure has become inaccurate. Members of the PanAgora board are also required to certify annually that they have disclosed to PanAgora their relevant disciplinary history, and that they will notify the Chief Compliance Officer immediately upon becoming aware that any prior disclosure has become inaccurate.

Rule 5: Reporting of Irregular Activity

If a PanAgora Employee suspects that fraudulent, illegal, or other irregular activity (including violations of the Code) might be occurring at PanAgora, the activity

301316407 v5	12/17/2020

should be reported immediately to the managing director in charge of that Employee's business unit. Managing directors who are notified of any such activity must immediately report it in writing to PanAgora's Chief Compliance Officer.

An Employee who does not feel comfortable reporting this activity to the relevant Director may instead contact the Chief Compliance Officer, the Ethics hotline at 1- 888-475-4210, or Ombudsman.

Rule 6: Ombudsman

PanAgora has access to a formal Office of the Ombudsman as an additional mechanism for an Employee to report an impropriety or conduct that is not in line with the company's value system. The Ombudsman is a person who is authorized to receive complaints or questions confidentially about alleged acts, omissions, improprieties, and broader systemic problems within the organization. The Ombudsman is available on an anonymous basis by calling 1-866-ombuds7 (866- 662-8377) or by calling 1-617-760-8897.

301316407 v5	12/17/2020

SECTION V: Education Requirements

Every PanAgora Employee has an obligation to fully understand the requirements of the Code. The Rules set forth below are designed to enhance this understanding.

Rule 1: Distribution of Code

A copy of the Code will be distributed to every PanAgora Employee periodically. All Access Persons will be required to certify annually that they have read, understood, and will comply with the provisions of the Code, including the Code's Policy Statement Concerning Insider Trading Prohibitions.

Rule 2: New Employee Training Requirement

Each new Employee attends a Code of Ethics orientation training with the Deputy Code of Ethics Officer.

Rule 3: Annual Training Requirement

Every PanAgora Employee has an obligation to fully understand the requirements of the Code.

The Chief Compliance Officer, as appropriate, will review the Code (including any updates) with all Employees and provide training on the Code on an annual basis. The Chief Compliance Officer will maintain a log of participants.

301316407 v5	12/17/2020

SECTION VI: Compliance and Appeal Procedures

A. Restricted List

No Employee may engage in a Personal Securities Transaction without prior clearance.

B. Consultation of Restricted List

It is the responsibility of each Employee to pre-clear through PTA or consult with the Code of Ethics Administrator prior to engaging in a Personal Securities Transaction, to determine if the Security he proposes to trade is on the Restricted List and, if so, whether it is subject to the Large-/Mid-Cap Exemption.

C. Request for Determination

An Employee who has a question concerning the applicability of the Code to a particular situation shall request a determination from the Code of Ethics Officer before engaging in the conduct or Personal Securities Transaction about which he has a question.

If the question pertains to a Personal Securities Transaction, the request shall state for whose account the transaction is proposed, the relationship of that account to the Employee, the Security proposed to be traded, the proposed price and quantity, the entity with whom the transaction will take place (if known), and any other information or circumstances of the trade that could have a bearing on the Code of Ethics Officer's determination. If the question pertains to other conduct, the request for determination shall give sufficient information about the proposed conduct to assist the Code of Ethics Officer in ascertaining the applicability of the Code. In every instance, the Code of Ethics Officer may request additional information, and may decline to render a determination if the information provided is insufficient.

The Code of Ethics Officer shall make every effort to render a determination promptly.

No perceived ambiguity in the Code shall excuse any violation. Any person who believes the Code to be ambiguous in a particular situation shall request a determination from the Code of Ethics Officer.

D. Request for Ad Hoc Exemption

Any Employee who wishes to obtain an ad hoc exemption under Section I.D., Rule 2, shall request from the Code of Ethics Officer an exemption in writing in advance of the conduct or transaction sought to be exempted. In the case of a Personal Securities Transaction, the request for an ad hoc exemption shall give the same information about the transaction required in a request for determination under number 3 of this section, and shall state why the proposed Personal Securities Transaction would be unlikely to affect a highly institutional market, or is unrelated economically to securities to be purchased, sold, or held by any PanAgora Client. In the case of other conduct, the request shall give information sufficient for the Code of Ethics Officer to ascertain whether the conduct

301316407 v5	12/17/2020

raises questions of propriety or conflict of interest (real or apparent).

The Code of Ethics Officer shall make reasonable efforts to promptly render a written determination concerning the request for an ad hoc exemption.

E. Appeal to Code of Ethics Officer with Respect to Restricted List

If an Employee ascertains that a Security that he wishes to trade for his personal account appears on the Restricted List, and thus the transaction is prohibited, he may appeal the prohibition to the Code of Ethics Officer by submitting a written memorandum containing the same information as would be required in a request for a determination. The Code of Ethics Officer shall make every effort to respond to the appeal promptly.

F. Information Concerning Identity of Compliance Personnel

The names of Code personnel are available by contacting the Compliance Department and will be published on PAMZone.

301316407 v5	12/17/2020

Section VII: Sanctions

Sanctions Guidelines

The Code of Ethics Oversight Committee is responsible for setting sanctions policies for violating the Code. The Committee has adopted the following minimum monetary sanctions for violations of the Code. These sanctions apply even if the exception results from inadvertence rather than intentional misbehavior. The Code of Ethics Officer is authorized to impose the minimum sanction on Employees without further Committee action. However, the sanctions noted below are only minimums and the Committee reserves the right to impose additional sanctions such as higher monetary sanctions, trading bans, suspension or termination of employment as it determines to be appropriate.

A. The minimum sanction for a violation of the following Rules is disgorgement of any profits or payment of avoided losses and the following payments:

Section IA, Rule 1 (Pre-clearance and Restricted List)

Section IB, Rule 1 (Short-selling)

Section IB, Rule 2 (IPOs)

Section IB, Rule 3 (Private Placements)

Section IB, Rule 4 (Trading with Inside Information)

Section II, Rule 2 (7-Day Rule)

Section II, Rule 3 (Blackout Rule)

Section II, Rule 4, (Contra Trading Rule)

Section II, Rule 5 (Trading for personal benefit)

	Director/Officer	Investment	Non-Investment
		Professional	Professional
1st violation	$500	$250	$50
2nd	$1,000	$500	$100
3rd	Minimum monetary sanction as above with ban on all new personal individual
	investments

B. The minimum sanction for violations of all other rules in the Code is as follows:

	Director/Officer	Investment	Non-Investment
		Professional	Professional
1st violation	$100	$50	$25
2nd	$200	$100	$50
3rd	Minimum monetary sanction as above with ban on all new personal individual
	investments

The reference period for determining whether a violation is initial or subsequent will be five years.

NOTE Regarding Sanctions

These are the sanction guidelines for successive failures to pre-clear personal trades within a two-year period. The Code of Ethics Oversight Committee retains the right to increase or decrease the sanction for a particular violation in light of the circumstances.

301316407 v5	12/17/2020

The Committee's belief that an Employee has violated the Code intentionally may result in more severe sanctions than outlined in the guidelines above. The sanctions described in paragraph B apply to Restricted List securities that are stocks not entitled to the Large- /Mid-Cap Exemption.

301316407 v5	12/17/2020

APPENDIX A: Policy Statement Concerning Insider Trading Prohibitions

PREAMBLE

PanAgora has always forbidden trading on material nonpublic information (inside information) by its Employees. Tough federal laws make it important for PanAgora to state that prohibition in the strongest possible terms, and to establish, maintain, and enforce written policies and procedures to prevent the misuse of material nonpublic information.

Unlawful trading while in possession of inside information can be a crime. Federal law provides that an individual convicted of trading on inside information may go to jail for a period of time. There is also significant monetary liability for an inside trader; the SEC can seek a court order requiring a violator to pay back profits, as well as penalties substantially greater than those profits. In addition private plaintiffs can seek recovery for harm suffered by them. The inside trader is not the only one subject to liability. In certain cases, controlling persons of inside traders (including supervisors of inside traders or PanAgora itself) can be liable for large penalties.

Section I of this Policy Statement contains rules concerning inside information. Section II contains a discussion of what constitutes unlawful insider trading.

Neither material nonpublic information nor unlawful insider trading is easy to define. Section II of this Policy Statement gives a general overview of the law in this area. However, the legal issues are complex and must be resolved by the Code of Ethics Officer. If an Employee has any doubt as to whether she has received material nonpublic information, she must consult with the Code of Ethics Officer prior to using that information in connection with the Purchase or Sale of a Security for his own account or the account of any PanAgora Client, or communicating the information to others. A simple rule of thumb is if you think the information is not available to the public at large, do not disclose it to others and do not trade securities to which the inside information relates.

An Employee aware of or in possession of inside information must report it immediately to the Code of Ethics Officer. If an Employee has failed to consult the Code of Ethics Officer, PanAgora will not excuse Employee misuse of inside information on the ground that the Employee claims to have been confused about this Policy Statement or the nature of the information in his possession.

If PanAgora determines, in its sole discretion, that an Employee has failed to abide by this Policy Statement, or has engaged in conduct that raises a significant question concerning insider trading, he will be subject to disciplinary action, including termination of employment.

There are no exceptions to this policy statement and no one is exempt.

301316407 v5	12/17/2020

APPENDIX A

DEFINITIONS: Insider Trading

Gender references in Appendix A alternate.

Code of Ethics Administrator

The individual designated by the Code of Ethics Officer to assume responsibility for day- to-day, non-discretionary administration of this Policy Statement.

Code of Ethics Officer

The PanAgora officer who has been assigned the responsibility of enforcing and interpreting this Policy Statement. The Code of Ethics Officer shall be the Chief Compliance Officer or such other person as is designated by the Chief Executive Officer of PanAgora. If he or she is unavailable, the Deputy Code of Ethics Officer (to be appointed by the Code of Ethics Officer) shall act in his or her stead. The Code of Ethics Officer is Louis Iglesias. The Deputy Code of Ethics Officer is Stephanie Ackerman.

Immediate Family Members

Spouse, domestic partner, minor children or other relatives living in the same household as the PanAgora Employee.

Purchase or Sale of a Security

Any acquisition or transfer of any interest in the Security for direct or indirect consideration, including the writing of an option.

PanAgora

Any or all of PanAgora, and its subsidiaries, any one of which shall be a PanAgora company.

PanAgora Client

Any of the PanAgora Clients.

PanAgora Employee (or Employee)

Any employee of PanAgora. In addition, the Chief Compliance Officer may determine, in his or her sole discretion, that any other person who provides investment advice on behalf of PanAgora and is subject to PanAgora's supervision or control is a PanAgora Employee, provided that such person: (i) has access to nonpublic information; or (ii) is involved in making securities recommendations to PanAgora Clients.

301316407 v5	12/17/2020

Security

Anything defined as a Security under federal law. The term includes any type of equity or debt Security, any interest in a business trust or partnership, and any rights relating to a Security, such as put and call options, warrants, convertible securities, and securities indexes. (Note: The definition of Security in this Policy Statement varies significantly from that in the Code of Ethics. For example, the definition in this Policy Statement specifically includes all securities of any type.)

Transaction for a Personal Account (or Personal Securities Transaction)

Securities transactions: (a) for the Personal Account of any Employee (including her retirement account(s)); (b) for the account of an Immediate Family Member of any Employee; (c) for the account of a partnership in which a PanAgora Employee or Immediate Family Member of the Employee is a partner with investment discretion; (d) for the account of a trust in which a PanAgora Employee or Immediate Family Member of the Employee is a trustee with investment discretion; (e) for the account of a closely- held corporation in which a PanAgora Employee or Immediate Family Member of the Employee holds shares and for which he has investment discretion; and (f ) for any account other than a PanAgora Client account that receives investment advice of any sort from the Employee or Immediate Family Member of the Employee, or as to which the Employee or Immediate Family Member of the Employee has investment discretion.

45
301316407 v5	12/17/2020

APPENDIX A

SECTION I: Rules Concerning Inside Information

Rule 1: Inside Information

No PanAgora Employee shall purchase or sell any Security listed on the Inside Information List (the Red List) either for his personal account or for a PanAgora Client.

IMPLEMENTATION

When an employee seeks clearance in the PTA system for a Personal Securities Transaction, the Code of Ethics Administrator will deny approval for any security on the Red List.

COMMENT

This Rule is designed to prohibit any employee from trading a Security while PanAgora may have inside information concerning that Security or the issuer. Every trade, whether for a personal account or for a PanAgora Client, is subject to this Rule.

Rule 2: Material, Non-Public Information

No PanAgora Employee shall purchase or sell any Security, either for a personal account or for the account of a PanAgora Client, while in possession of material, nonpublic information concerning that Security or the issuer.

IMPLEMENTATION

In order to determine whether a PanAgora Employee is in possession of material, nonpublic information, the PanAgora Employee should follow the reporting steps prescribed in Rule 3.

COMMENTS

•Rule 1 concerns the conduct of an employee when PanAgora possesses material nonpublic information. Rule 2 concerns the conduct of an employee who herself possesses material, nonpublic information about a Security that is not yet on the Red List.

•If an employee has any question as to whether information she possesses is material and/or nonpublic information, she must contact the Code of Ethics Officer in accordance with Rule 3 prior to purchasing or selling any Security related to the information or communicating the information to others. The Code of Ethics Officer shall have the sole authority to determine what constitutes material, nonpublic information for the purposes of this Policy Statement.

301316407 v5	12/17/2020

Rule 3: Reporting of Material, Non-Public Information

Any PanAgora Employee who believes he is aware of or has received material, nonpublic information concerning a Security or the issuer shall immediately report the information to the Code of Ethics Officer, the Deputy Code of Ethics Officer or, in their absence, Chief Operating Officer and to no one else. After reporting the information, the PanAgora Employee shall comply strictly with Rule 2 by not trading in the Security without the prior written approval of the Code of Ethics Officer and shall: (a) take precautions to ensure the continued confidentiality of the information; and (b) refrain from communicating the information in question to any person.

IMPLEMENTATION

A. In order to make any use of potential material, nonpublic information, including purchasing or selling a Security or communicating the information to others, an employee must communicate that information to the Code of Ethics Officer in a way designed to prevent the spread of such information. Once the employee has reported potential material, nonpublic information to the Code of Ethics Officer, the Code of Ethics Officer will evaluate whether information constitutes material, nonpublic information, and whether a duty exists that makes use of such information improper. If the Code of Ethics Officer determines that (a) the information is not material or is public, and (b) the use of the information is proper, he will issue a written approval to the employee specifically authorizing trading while in possession of the information, if the employee so requests. If the Code of Ethics Officer determines (a) that the information may be nonpublic and material, and (b) that use of such information may be improper, he will place the Security that is the subject of such information on the Red List.

B. An employee who reports potential inside information to the Code of Ethics Officer should expect that the Code of Ethics Officer will need significant information (and time to gather such information) to make the evaluation described in the foregoing paragraph, including information about (a) the manner in which the employee acquired the information, and (b) the identity of individuals to whom the employee has revealed the information, or who have otherwise learned the information. In appropriate situations, the Code of Ethics Officer will normally place the affected Security or securities on the Red List pending the completion of his evaluation.

C. If an employee possesses documents, disks, or other materials containing the potential inside information, an employee must take precautions to ensure the confidentiality of the information in question. Those precautions include (a) putting documents containing such information out of the view of a casual observer, and (b) securing files containing such documents or ensuring that computer files reflecting such information are secure from viewing by others.

D. The PTA system will automatically reject requests to pre-clear a purchase or sale of securities of any of the following Putnam affiliates: Great-West Lifeco Inc., Power

301316407 v5	12/17/2020

Financial Corporation, Power Corporation of Canada, and IGM Financial Inc. Any employee wishing to place a trade in one of these companies' securities must contact the Code of Ethics Officer or the Deputy Code of Ethics Officer to request manual approval of the pre-clearance request. An employee requesting such approval must certify that he or she is not in possession of any material non-public information regarding the company in which he or she is seeking to place a trade. The decision whether or not to grant the pre-clearance request is in the sole discretion of the Code of Ethics Officer and the Deputy Code of Ethics Officer. The Code of Ethics Officer and Deputy Code of Ethics Officer will reject any such request for pre-clearance made by members of Putnam's Executive Board and certain members of the Chief Financial Officer's staff from the end of each calendar quarter to the date of announcement of Great-West Lifeco Inc.'s earnings for such quarter.

301316407 v5	12/17/2020

APPENDIX A

SECTION II: Overview of Insider Trading

Introduction

This section of the Policy Statement provides guidelines for employees as to what may constitute inside information. It is possible that in the course of her employment, an employee may receive inside information. No employee should misuse that information, either by trading for her own account or by communicating the information to others.

What constitutes unlawful insider trading?

The basic definition of unlawful insider trading is trading on material, nonpublic information (also called inside information) by an individual who has a duty not to take advantage of the information. The following sections help explain the definition.

What is material information?

Trading on inside information is not a basis for liability unless the information is material. Information is material if a reasonable person would attach importance to the information in determining his course of action with respect to a Security. Information that is reasonably likely to affect the price of a company's securities is material, but effect on price is not the sole criterion for determining materiality. Information that employees should consider material includes but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, reorganization, recapitalization, asset sales, plans to commence a tender offer, merger or acquisition proposals or agreements, major litigation, liquidity problems, significant contracts, and extraordinary management developments.

Material information does not have to relate to a company's business. For example, a court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a Security. In that case, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal's "Heard on the Street" column and whether those reports would be favorable or not.

What is nonpublic information?

Information is nonpublic until it has been effectively communicated to, and sufficient opportunity has existed for it to be absorbed by, the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

301316407 v5	12/17/2020

Who has a duty not to "take advantage" of inside information?

Unlawful insider trading occurs only if there is a duty not to take advantage of material nonpublic information. When there is no such duty, it is permissible to trade while in possession of such information. Questions as to whether a duty exists are complex, fact- specific, and must be answered by a lawyer. If you have any doubt, err on the side of caution.

Insiders and Temporary Insiders

Corporate insiders have a duty not to take advantage of inside information. The concept of insider is broad. It includes officers, directors, and employees of a corporation. In addition, a person can be a temporary insider if she enters into a special confidential relationship with a corporation and as a result is given access to information concerning the corporation's affairs. A temporary insider can include, among others, accounting firms, consulting firms, law firms, banks, and the employees of such organizations. PanAgora would generally be a temporary insider of a corporation it advises or for which it performs other services, because typically PanAgora Clients expect PanAgora to keep any information disclosed to it confidential.

EXAMPLE

An investment advisor to the pension fund of a large publicly-traded corporation, Acme, Inc., learns from an Acme employee that Acme will not be making the minimum required annual contribution to the pension fund because of a serious downturn in Acme's financial situation. The information conveyed is material and nonpublic.

COMMENT

Neither the investment advisor or its employees, nor its clients can trade on the basis of that information, because the investment advisor and its employees could be considered "temporary insiders" of Acme.

Misappropriators

Certain people who are not insiders (or temporary insiders) also have a duty not to deceptively take advantage of inside information. Included in this category is an individual who misappropriates (or takes for his own use) material, nonpublic information in violation of a duty owed either to the corporation that is the subject of inside information or some other entity. Such a misappropriator can be held liable if he trades while in possession of that material, nonpublic information.

EXAMPLE

The Chief Investment Officer of Acme, Inc., is aware of Acme's plans to engage in a hostile takeover of Profit, Inc. The proposed hostile takeover is material and nonpublic.

301316407 v5	12/17/2020

COMMENT

The Chief Investment Officer of Acme cannot trade in Profit, Inc.'s stock for his own account. Even though he owes no duty to Profit, Inc., or its shareholders, he owes a duty to Acme not to take advantage of the information about the proposed hostile takeover by using it for his personal benefit.

Tippers and Tippees

A person (the tippee) who receives material, nonpublic information from an insider or misappropriator (the tipper) has a duty not to trade while in possession of that information if he knew or should have known that the information was provided by the tipper for an improper purpose and in breach of a duty owed by the tipper. In this context, it is an improper purpose for a person to provide such information for personal benefit, such as money, affection, or friendship.

EXAMPLE

The Chief Executive Officer of Acme, Inc., tells his daughter that negotiations concerning a previously announced acquisition of Acme have been terminated. This news is material and, at the time the father tells his daughter, nonpublic. The daughter sells her shares of Acme.

COMMENT

The father is a tipper because he has a duty to Acme and its shareholders not to take advantage of the information concerning the breakdown of negotiations, and he has conveyed the information for an improper purpose (here, out of love and affection for his daughter). The daughter is a tippee and is liable for trading on inside information because she knew or should have known that her father was conveying the information to her for his personal benefit, and that her father had a duty not to take advantage of Acme information.

A person can be a tippee even if he did not learn the information directly from the tipper, but learned it from a previous tippee.

EXAMPLE

An employee of a law firm which works on mergers and acquisitions learns at work about impending acquisitions. She tells her friend and her friend's stockbroker about the upcoming acquisitions on a regular basis. The stockbroker tells the brother of a client on a regular basis, who in turn tells two friends, A and B. A and B buy shares of the companies being acquired before public announcement of the acquisition, and regularly profit from such purchases. A and B do not know the employee of the law firm. They do not, however, ask about the source of the information.

51
301316407 v5	12/17/2020

COMMENT

A and B, although they have never heard of the tipper, are tippees because they did not ask about the source of the information, even though they were experienced investors, and were aware that the "tips" they received from this particular source were always right.

Who can be liable for insider trading?

The categories of individuals discussed above (insiders, temporary insiders, misappropriators, or tippees) can be liable if they trade while in possession of material nonpublic information.

In addition, individuals other than those who actually trade on inside information can be liable for trades of others. A tipper can be liable if (a) he provided the information in exchange for a personal benefit in breach of a duty, and (b) the recipient of the information (the tippee) traded while in possession of the information.

Most importantly, a controlling person can be liable if the controlling person knew or recklessly disregarded the fact that the controlled person was likely to engage in misuse of inside information and failed to take appropriate steps to prevent it. PanAgora is a controlling person of its employees. In addition, certain supervisors may be controlling persons of those employees they supervise.

EXAMPLE

A supervisor of an analyst learns that the analyst has, over a long period of time, secretly received material inside information from Acme, Inc.'s Chief Investment Officer. The supervisor learns that the analyst has engaged in a number of trades for his personal account on the basis of the inside information. The supervisor takes no action.

COMMENT

Even if he is not liable to a private plaintiff, the supervisor can be liable to the SEC for a civil penalty of up to three times the amount of the analyst's profit. (Penalties are discussed in the following section.)

Penalties for insider trading

Penalties for misuse of inside information are severe, both for individuals involved in such unlawful conduct and their employers. A person who violates the insider trading laws can be subject to some or all of the types of penalties below, even if he does not personally benefit from the violation. Penalties include:

• Jail sentences, criminal monetary penalties.

52
301316407 v5	12/17/2020

•Injunctions permanently preventing an individual from working in the securities industry.

•Injunctions ordering an individual to pay over profits obtained from unlawful insider trading.

•Civil penalties substantially greater than the profit gained or loss avoided by the trader, even if the individual paying the penalty did not trade or did not benefit personally.

•Civil penalties for the employer or other controlling person.

•Damages in the amount of actual losses suffered by other participants in the market for the Security at issue.

Regardless of whether penalties or money damages are sought by others, PanAgora will take whatever action it deems appropriate (including dismissal) if PanAgora determines, in its sole discretion, that an employee appears to have committed any violation of this Policy Statement, or to have engaged in any conduct which raises significant questions about whether an insider trading violation has occurred.

53
301316407 v5	12/17/2020

APPENDIX B: Policy Statement Regarding Employee Trades in Shares of PanAgora Closed-End Funds

[Note: PanAgora does not currently manage any Closed-End Funds.]

Pre-clearance for all employees

Any purchase or sale of PanAgora Closed-End Fund shares by a PanAgora Employee must be pre-cleared by the Code of Ethics Officer or, in his absence, the Deputy Code of Ethics Officer. A list of the Closed-End Funds can be obtained from the Code of Ethics Administrator. The automated pre-clearance system is not available for PanAgora Closed-End Fund clearance. Trading in shares of Closed-End Funds is subject to all the rules of the Code. Contact the Code of Ethics Administrator with these pre-clearance requests.

Special Rules Applicable to Managing Directors of PanAgora Asset Management, Inc. and officers of the PanAgora Funds.

Please be aware that any employee who is a director of PanAgora and officers of PanAgora will not receive clearance to engage in any combination of purchase and sale or sale and purchase of the shares of a given Closed-End Fund within six months of each other. Therefore, purchases should be made only if you intend to hold the shares more than six months; no sales of fund shares should be made if you intend to purchase additional shares of that same fund within six months.

You are also required to file certain forms with the SEC in connection with purchases and sales of PanAgora Closed-End Funds. Please contact the Code of Ethics Officer Administrator for further information.

Reporting by all employees

As with any Purchase or Sale of a Security, duplicate confirmations of all such purchases and sales must be forwarded to the Code of Ethics Officer by the broker-dealer utilized by an employee. If you are required to file a quarterly report of all Personal Securities Transactions, this report should include all purchases and sales of Closed-End Fund shares.

Certain forms are also required to be filed with the SEC in connection with purchases and sales of PanAgora Closed-End Funds. You will be notified by the Code of Ethics Administrator if this applies to you. Please contact the Code of Ethics Officer or Deputy Code of Ethics Officer if there are any questions regarding these matters.

301316407 v5	12/17/2020

APPENDIX C: Contra-Trading Rule Sample Clearance Form

To: Code of Ethics Officer

From: __________________________________________________________________

Date: ___________________________________________________________________

Re: Personal Securities Transaction of ________________________________________

This serves as prior written approval of the Personal Securities Transaction described below:

Name of Investment Professional contemplating personal trade: ____________________

Security to be traded: ______________________________________________________

Fund(s) holding securities: __________________________________________________

Director approval: ________________________________ Date:___________________

Compliance approval: ________________________ Date: ___________________

301316407 v5	12/17/2020